Securities and Exchange Commission
                             Washington, D.C. 20549

                                 _______________

                                     Form 10
                                 ______________


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                             PACIFIC WEBWORKS, INC.
             (Exact name of registrant as specified in its charter)

NEVADA                                                87-0627910
(State of incorporation)               (I.  R.  S.  Employer Identification No.)


                          180 South 300 West, Suite 400
                           Salt Lake City, Utah 84101
                                 (801) 578-9020
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)



        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
             _______________________________________________________

        Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Pacific WebWorks, Inc.

We have audited the accompanying balance sheets of Pacific WebWorks, Inc. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific WebWorks, Inc. as of December 31, 1998 and 1997 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had recurring operating losses and is dependent upon financing to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



CROUCH, BIERWOLF & CHISHOM

Salt Lake City, Utah
January 26, 1998